SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                       Date of Report:  November 13, 1998



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                        Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                  No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                                 MEDIMMUNE, INC.
                           Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated November 12, 1998:

             MEDIMMUNE ANNOUNCES ISSUANCE OF U.S. PATENT FOR SYNAGIS

Gaithersburg, MD, November 11, 1998 -- MedImmune, Inc. (Nasdaq: MEDI) today announced that it has been granted United States patent No. 5,824,307 for humanized antibody against respiratory syncytial virus (RSV) that covers Synagis (palivizumab; previously identified as MEDI-493). Synagis is marketed by MedImmune for the prevention of serious lower respiratory tract RSV disease in pediatric patients at high risk for RSV disease. Additional patent applications relating to Synagis have been filed by the Company and are pending.

Synagis is a humanized monoclonal antibody which was approved for marketing in June 1998 by the U.S. Food and Drug Administration (FDA) for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus
(RSV) in pediatric patients at high risk of RSV disease (please see full prescribing information at www.medimmune.com/products/synagispi.htm). Synagis is the first monoclonal antibody to be licensed for any infectious disease.
Synagis is administered by intramuscular injection once per month during anticipated periods of RSV prevalence in the community. RSV is the most common cause of pneumonia and bronchiolitis in infants and children. In the Northern Hemisphere, the RSV season typically commences in November and lasts through April.

MedImmune, located in Gaithersburg, Maryland, is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune markets three products through its hospital-based sales force and has four new product candidates in clinical trials.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.

(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, Vice Chairman and Chief Financial Officer

(DATE)            November 13, 1998